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                                                                  Exhibit 12.1
MemberWorks Standalone
                       COMPUTATION OF RATIO OF EARNINGS TO
                          FIXED CHARGES (IN THOUSANDS)


                                                                                FISCAL YEAR ENDED JUNE 30,
                                                           ---------------------------------------------------------------------
                                                              2004         2003          2002           2001          2000
                                                           -----------------------------------------------------------------------
EARNINGS:
Pre-tax income from continuing operations before
 adjustment for minority interests in consolidated              46,598         40,595       43,918        (26,757)       10,333
 subsidiaries or income or loss from equity investees

Less: Losses from Minority interest                                  -              -        (450)         (9,106)      (2,027)

Less: Equity investment income/(loss)                                -              -            -              83           19

                                                           -----------------------------------------------------------------------
TOTAL EARNINGS                                                $ 46,598       $ 40,595     $ 43,468      $ (35,946)      $ 8,287
                                                           -----------------------------------------------------------------------

FIXED CHARGES:

Interest Expense                                                 7,715            238          435           1,263          133
Estimated interest component of rent Expense (1)                 2,260          2,557        2,169           2,517        1,308
                                                           -----------------------------------------------------------------------
TOTAL FIXED CHARGES                                            $ 9,975       $  2,795      $ 2,604        $  3,780      $ 1,441
                                                           -----------------------------------------------------------------------

                                                           -----------------------------------------------------------------------

RATIO OF EARNINGS TO FIXED CHARGES                                5.67          15.52        17.69              <0         6.75
                                                           =======================================================================


(1) The ratio of earnings to fixed charges is computed by dividing pre-tax income from continuing operations (before adjustment for minority interests in consolidated subsidiaries and loss from equity investees) by fixed charges. Fixed charges consist of interest charges, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. For the year ended June 30, 2001, earnings were insufficient to cover fixed charges of $3.8 million.